Exhibit 10.2

September 11, 2016

Patrick Miles

P.O. Box 1412

Rancho Santa Fe, CA  92067

Dear Pat,

We are pleased that you have agreed to continue your employment pursuant to the terms of this letter agreement (“Agreement”) and assume the role as NuVasive’s Vice Chairman effective September 11, 2016, and will remain a member of NuVasive’s board of directors.

In your new role as Vice Chairman, your responsibilities will include: (1) serving as a high level advisor to NuVasive’s management team; (2) assisting with NuVasive’s surgeon relations; and (3) serving as a mentor to other NuVasive employees.  You agree that you will perform these duties in a timely, professional and workmanlike manner.  You will serve in this role for a three year term of employment.  You will retain ultimate flexibility as an at-will employee.  Either you or Nuvasive may choose to terminate the employment relationship at any time for any or no reason.

In your new role as Vice Chairman and a continuing board member, your total annual compensation package will consist of annual base salary of Five Hundred Thousand Dollars ($500,000).  NuVasive will establish a deferred compensation arrangement effective January 1, 2017, pursuant to which you may make an irrevocable election prior to the beginning of each calendar year to receive all or a part of this annual base salary paid semiannually in arrears in the form of fully vested shares of NuVasive common stock or fully vested deferred stock units, in each case determined based on the closing price of NuVasive common stock on the last trading day of the semi-annual period.  The terms of this deferred compensation arrangement will be established pursuant to Sections 12 and 16 of the 2014 Equity Incentive Plan of NuVasive, Inc.  Any cash payments you elect to receive will be paid monthly in arrears from the service provided.  You will not be eligible for annual bonuses or other incentive compensation except as set out in this Agreement.  Your entitlement to any bonus for the year 2016 will be prorated up to the date of your transition from President to Vice Chairman, and payment of any bonus will occur based on target performance in accordance with NuVasive’s regular bonus payment schedule in 2017.

While serving as Vice Chairman, you will continue to be eligible for welfare and fringe benefits under NuVasive’s benefit plans for executive employees as in effect from time to time, including but not limited to NuVasive’s Executive Severance Plan.  Termination of your employment upon or after the conclusion of your three year term of employment will not be considered an involuntary termination of your employment that would entitle you to benefits under the terms of NuVasive’s Executive Severance Plan.  Your existing Change in Control Agreement and Indemnification Agreement remain in effect, and your outstanding equity awards under the  2004 Equity Incentive Plan, 2014 Equity Incentive Plan, and 2014 Executive Incentive Compensation Plan (the “NuVasive Incentive Plans”), including your outstanding Nonqualified Stock Options, Restricted Stock Units, and Performance Cash Awards, will continue to vest in accordance with the terms of the operative agreements.  In addition, you will also be granted Share Purchase Matching Performance Restricted Stock Units subject to the terms and conditions of the Notice of Grant and Agreement attached hereto as Attachment 1.  You will not be entitled to receive any other awards under the NuVasive Incentive Plans during your employment.

7475 Lusk Boulevard, San Diego, CA 92121  Main 858.909.1800  Toll Free 800.455.1476 Fax 858.909.2000   WWW.NUVASIVE.COM

September 11, 2016

Page Two

If your employment terminates for any reason during the three year term of this agreement, you agree that you will immediately tender your resignation as a director to the board of directors.  In addition, if the board determines that you have materially breached any obligation of this Agreement, including your obligations regarding confidentiality, noninterference with NuVasive’s business, or have engaged in conduct that gives rise to an actual or potential conflict of interest with NuVasive, you agree that you will immediately resign from the board of directors.  You also agree that if, any time during your remaining tenure, the board requests your resignation, you will immediately comply with that request, consistent with current NuVasive policy.    In the event your employment and board membership terminate during the three year term of this agreement, other than a voluntary resignation or a termination as the result of your breach of this Agreement, or if your tenure as a board member ends after the three year term of this Agreement, other than as a result of your breach of this Agreement, you will be offered the opportunity to serve as a consultant for NuVasive for a period up to September 11, 2021, and to continue to vest in any equity awards you have been granted by NuVasive, including the Share Purchase Matching Performance Restricted Stock Units referred in this Agreement.

As an executive employee of NuVasive, you acknowledge that you have an ongoing fiduciary duty to NuVasive.  You agree that you will not accept work, enter into a contract or accept an obligation inconsistent or incompatible with your employment and fiduciary obligations to NuVasive, or knowingly engage in any activity that compromises the interests of NuVasive.  You agree to act in the best interest of NuVasive during your employment.  Notwithstanding any of these requirements, you will be allowed to participate in appropriate civic and charitable activities, provided such activities do not interfere with your duties as Vice Chairman or a member of the NuVasive board of directors.  You will also be permitted to participate in the management or as a board member of other enterprises provided they are not competitive in any way with the business of NuVasive, its subsidiaries or its distributors, and such service does not interfere with your role as NuVasive’s Vice Chairman and/or a member of NuVasive’s board of director, subject to full disclosure and review by NuVasive’s board of directors in accordance with NuVasive’s Corporate Governance Guidelines.  All obligations under your April 8, 2014 Proprietary Information, Inventions and Restrictive Covenant Agreement remain in effect and continue throughout your employment.

In consideration for the grant of the Share Purchase Matching Performance Restricted Stock Units described above, you agree that, for a one year period following the termination of your employment for any reason, you will not provide any services to any business operating in any line or type of business conducted by NuVasive or its subsidiaries.  For that same one year period, you will not hire or solicit, directly or indirectly, any former or current employees of NuVasive, its subsidiaries and/or distributors, or solicit the business of  any customers, clients, medical partners (including physicians utilizing NuVasive’s products and services) of NuVasive, its subsidiaries and/or distributors.

In the event you breach any of the post-termination obligations outlined above, you shall, within 30 days following notice from NuVasive, pay to NuVasive in cash an amount equal to the value of any Share Purchase Matching Performance Restricted Stock Units that vested and were paid to you on or after the Effective Date pursuant to this Agreement, which amounts and shares you would not have received had you not remained in the employment of NuVasive and entered into this Agreement.

7475 Lusk Boulevard, San Diego, CA 92121  Main 858.909.1800  Toll Free 800.455.1476 Fax 858.909.2000   WWW.NUVASIVE.COM

September 11, 2016

Page Three

This Agreement shall be governed by the laws of the State of Delaware, without regard for choice of law provisions.  Any disputes concerning this Agreement shall be brought in the courts of the State of Delaware or of the United States of America for the District of Delaware.  By the execution of this Agreement you and NuVasive both accept, generally and unconditionally, the jurisdiction of these courts.

Pat, we are extremely pleased that you will remain part of NuVasive as both an employee and board member.  If you have any questions or concerns at any time concerning this agreement or other related matters, please direct them to me.  Any changes to this Agreement can only be made upon written agreement signed by you and me.

Regards,

NuVasive, Inc.

/s/  Gregory T. Lucier

Gregory T. Lucier

Chairman & Chief Executive Officer

7475 Lusk Boulevard, San Diego, CA 92121  Main 858.909.1800  Toll Free 800.455.1476 Fax 858.909.2000   WWW.NUVASIVE.COM

September 11, 2016

Page Four

Acknowledged & Agreed:

/s/ Patrick Miles

Patrick Miles

7475 Lusk Boulevard, San Diego, CA 92121  Main 858.909.1800  Toll Free 800.455.1476 Fax 858.909.2000   WWW.NUVASIVE.COM

Attachment 1

NUVASIVE, INC.

NOTICE OF GRANT OF SHARE PURCHASE MATCHING PERFORMANCE RESTRICTED STOCK UNITS

NuVasive, Inc. (the “Company”) has granted to the participant identified below (the “Participant”) an award (the “Award”) of the number of performance restricted stock units specified below in this Grant Notice (each, a “Performance Restricted Stock Unit” or “PRSU”) pursuant to the 2014 Equity Incentive Plan of NuVasive, Inc. (the “Plan”).  This Award is subject to all of the terms and conditions set forth in the Performance Restricted Stock Unit Agreement attached hereto (together with this Grant Notice, the “Agreement”) and the Plan, each of which is incorporated herein by reference.  Unless otherwise defined herein, capitalized terms shall have the meanings assigned to such terms in the Plan or the Agreement, as appropriate, and, in the event of any inconsistency between the Plan and the Agreement, the terms of the Plan shall control.

Participant:	Patrick S. Miles	Participant ID:
Date of Grant:	September 11, 2016
Number of PRSUs:

The number of PRSUs granted hereunder will be the number of “Qualifying Shares” owned by the Participant as of January 28, 2017, up to a maximum aggregate value for such Qualifying Shares of $2.5 million, as follows:  Qualifying Shares shall consist of (i) such number of shares of Stock purchased by the Participant during the period October 28, 2016 to January 28, 2017 (the “New Shares”) and owned by the Participant as of January 28, 2017 and (ii) such number of shares of Stock acquired by the Participant prior to October 28, 2016 and owned by the Participant as of January 28, 2017 and designated by the Participant as Qualifying Shares (the “Existing Shares”); provided that, no PRSUs shall be granted hereunder if the Participant fails to purchase New Shares having an aggregate purchase price (excluding any fees, commissions or similar costs, the “Purchase Price”) of at least $1.0 million; and provided further that the number of Existing Shares eligible for designation as Qualifying Shares hereunder shall be capped, such that (a) the maximum aggregate value for such Existing Shares (calculated using the weighted average per share price for the New Shares), together with the Purchase Price for the New Shares, shall not exceed $2.5 million in the aggregate and (b) the number of such Existing Shares, together with the number of New Shares, shall not exceed 45,000 shares in the aggregate.  The foregoing in no way alters the requirement that the Participant act in accordance with the terms and conditions of the Company’s Insider Trading Policy.  Such PRSUs shall thereafter be subject to adjustment and conditions provided in the Agreement.

Performance Period:

September 11, 2016 – September 11, 2021 (or (i) in the event of a Change in Control, ending as of the day prior to the transaction, or (ii) in the event of an involuntary termination of Service by the Company not for cause (as defined below), ending on the date that the Participant’s Service to the Company terminates for such reason).

Vesting Schedule:

Subject to the terms and conditions of the Agreement (including, without limitation, conditions requiring continued Service as an Employee, Director or consultant and the Participant’s continued ownership of the Qualifying Shares through the applicable date), all of the PRSUs vest on September 11, 2021 (the

“Scheduled Vesting Date”).

By electronically accepting the Award according to the instructions in the Participant’s E*TRADE account (pursuant to which the Participant received this Grant Notice), the Participant agrees that the Award is governed by this Grant Notice and by the provisions of the Plan and the Agreement, both of which are made a part of this document.

The Participant acknowledges that copies of the Plan, the Agreement, and the prospectus for the Plan are available via the Participant’s E*TRADE account.

The Participant represents that the Participant has read and is familiar with the provisions of the Plan and the Agreement, and hereby accepts the Award subject to all of their terms and conditions.

2

NUVASIVE, INC.

PERFORMANCE RESTRICTED STOCK UNIT AGREEMENT

NuVasive, Inc. has granted to the Participant named in the Notice of Grant of Performance Restricted Stock Units (the “Grant Notice”) to which this Performance Restricted Stock Unit Agreement is attached (together, the Performance Restricted Stock Unit Agreement and the Grant Notice being referred to collectively herein as this “Agreement”) an Award consisting of Performance Restricted Stock Units (“PRSUs”) subject to the terms and conditions set forth in this Agreement.  The Award has been granted pursuant to, and shall - in all respects - be subject to the terms and conditions of, the 2014 Equity Incentive Plan of NuVasive, Inc. (the “Plan”), as amended from time-to-time, the provisions of which are incorporated herein by reference.  By electronically accepting the Award (as provided in the Grant Notice), the Participant: (a) acknowledges receipt of, and represents that the Participant has read and is familiar with, this Agreement, the Plan and the prospectus for the Plan prepared in connection with the registration with the Securities and Exchange Commission of the shares of Stock issuable pursuant to the Award (the “Plan Prospectus”), (b) accepts the Award subject to all of the terms and conditions of this Agreement and the Plan, and (c) agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee or its delegate (to the extent delegation is permitted under the Plan) in the event any questions arise (and/or interpretation may be required) regarding this Agreement or the Plan.

1.Definitions and Construction.

1.1Definitions.  Unless otherwise defined herein, capitalized terms shall have the meanings assigned to such terms in the Grant Notice or the Plan.

(a)“Dividend Equivalent Units” mean any additional Performance Restricted Stock Units credited pursuant to Section 3.4.

(b)“Ending Period Average Price” means the average official closing price per share of Stock over the 15 consecutive trading days ending with and including the last day of the Performance Period (as respectively defined) (if the applicable day is not a trading day, the immediately preceding trading day).

(c)“Performance Multiplier” means the respective percentage calculated using (or as identified in) the table below:

Ending Period Average Price	Performance Multiplier
$100.00 per share or greater	200%
$95.00 per share	175%
$85.00 per share	150%
$80.00 per share	125%

7475 Lusk Boulevard, San Diego, CA 92121  Main 858.909.1800  Toll Free 800.455.1476 Fax 858.909.2000   WWW.NUVASIVE.COM

Ending Period Average Price	Performance Multiplier
$78.00 per share	100%
$76.00 per share	75%
$74.00 per share	50%
$72.00 per share	35%
$70.00 per share	25%
<$70.00 per share	0%

If the Company achieves an Ending Period Average Price that falls between two of the foregoing levels above the $70.00 per share threshold and below the $100.00 per share maximum, the Performance Multiplier will be will be determined by linear interpolation between such two levels.  In each case, the Performance Multiplier shall be rounded up to the nearest tenth of a percent.

(d) “PRSUs” mean the Performance Restricted Stock Units originally granted pursuant to the Award (i.e., a number of units equal to the number of Qualifying Shares as provided in the Notice of Grant) and any Dividend Equivalent Units credited pursuant to the Award, as each may be adjusted from time-to-time pursuant to Section 4.4 (Adjustments for Changes in Capital Structure) or Section 4.5 (Assumption or Substitution of Awards) of the Plan.

1.2Construction.  Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement.  Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular.  Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

2.Administration.

2.1Committee Actions.  All questions of interpretation concerning this Agreement, the Plan or any other form of agreement or other document employed by the Company in the administration of the Plan or the Award shall be determined by the Committee or its delegate.  All such determinations by the Committee or its delegate shall be final, binding and conclusive upon all persons having an interest in the Award, unless fraudulent or made in bad faith.  Any and all actions, decisions and determinations taken or made by the Committee in the exercise of its discretion pursuant to the Plan or the Award or other agreement thereunder (other than determining questions of interpretation pursuant to the preceding sentence) shall be final, binding and conclusive upon all persons having an interest in the Award.

2.2Express Authority Required.  Only individuals expressly designated by the Committee shall have the authority to act on behalf of the Committee with respect to certain of the matters, rights, obligations, modifications, or elections allocated to the Company herein (or in the Plan).

3.The Award; Payment.

3.1Grant of PRSUs.  On January 28, 2017, the Participant shall acquire, subject to the provisions of this Agreement, a number of PRSUs equal to the number of Qualifying Shares as provided in the Grant Notice, subject to (a) the Company’s confirmation of the purchases of New Shares by the Participant during the period October 28, 2016 to January 28, 2017; (b) the designation by the Participant of Existing Shares as Qualifying Shares in accordance with the Grant Notice; (c) determination as set forth in Section 3.2 (Amount of Payment) below; and (d) adjustment as provided in Section 4.4 (Adjustments for Changes in Capital Structure) or Section 4.5 (Assumption or Substitution of Awards) of the Plan.

3.2Amount of Payment.  Subject to certification by the Committee in writing of the number of shares of Stock (if any) that are payable under this Agreement, which certification and determination shall be made by the Committee in accordance with Section 5.1(a) following the end of the Performance Period, and except as otherwise specified in subsections (a), (b), and (c) immediately below), the number of shares of Stock that shall be issued in settlement of this Award on the date specified in Section 4.1 below, shall be equal to the Number of PRSUs multiplied by the Performance Multiplier (expressed as a decimal number), rounding up to the nearest whole share of Stock.  If the Performance Multiplier is 0%, all PRSUs are forfeited and no shares will be paid.

(a) Death or Disability.  Upon the Participant’s death or termination of Service due to Disability, the number of shares of Stock that shall be issued in full settlement of this Award on the date specified in Section 4.1 below shall be the Number of PRSUs (as determined on or promptly following January 28, 2017 pursuant to the measurement criteria specified in the Notice of Grant, or such earlier date of the Participant’s Death or Disability based upon Participant’s purchases prior to such date).  In such an event, there shall be no application of the Performance Multiplier hereunder.

(b) Change in Control.  Upon any Change in Control, the number of shares of Stock that shall be issued in full settlement of this Award shall be equal to the greatest of (i) the number of PRSUs initially awarded hereunder (i.e., a number of units equal to the number of Qualifying Shares as provided in the Notice of Grant), or (ii) such number of PRSUs multiplied by the Performance Multiplier determined using a Performance Period that ends on the day prior to such Change in Control transaction, in each case rounding up to the nearest whole share of Stock.

(c) Involuntary Separation from Service Not for Cause.  In the event that the Participant’s Service with the Company in all capacities is involuntarily terminated by the Company not for “cause” (as defined below), the number of shares of Stock that shall be issued in full settlement of this Award shall be equal to (i) the product of (x) the number of PRSUs initially awarded hereunder (i.e., a number of units equal to the number of Qualifying Shares as provided in the Notice of Grant) times (y) the result of a fraction, the numerator of which shall be the number of full months that the Participant provided Service to the Company in any capacity during the Performance Period and the denominator of which shall be sixty (60), multiplied by (ii) the Performance Multiplier determined using a Performance Period that ends on the date that the Participant’s Service to the Company ends, with the resultant number of shares of Stock (if any) rounded-up to the nearest whole share of Stock.

For purposes of this Agreement, “cause” shall mean the following:

A.	Participant’s willful and repeated failure to satisfactorily perform his duties;
B.	Participant’s willful and repeated refusal or failure to follow the reasonable and lawful directions of the Company or the Company’s Board of Directors, as applicable;
C.	Participant’s conviction of a crime involving moral turpitude; or
D.

Participant engaging in acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of the executive with respect to his/her obligations or otherwise relating to the business of Company, its affiliates or customers.

Notwithstanding the forgoing, the Participant must be provided a period of at least sixty (60) days following receipt of written notice outlining with specificity all acts or omissions that the Company alleges give rise to a termination for cause pursuant to Section 3.2(c)(A) or (B) above, during which Participant may effect a cure of any remediable actions or omissions forming the basis for the termination for cause.

3.3 No Monetary Payment Required.  The Participant is not required to make any monetary payment (other than applicable tax withholding, if any) as a condition to receiving the PRSUs or any shares of Stock issued upon settlement of Vested PRSUs (as defined in Section 4.1 below), the consideration for which shall be the Participant rendering Service as provided in this Agreement to a Participating Company or for its benefit.

3.4Dividend Equivalent Units.  On the date that the Company pays a cash dividend to holders of Stock generally, if any, the Participant shall be credited with a number of additional whole Dividend Equivalent Units determined by dividing (a) the product of (i) the dollar amount of the cash dividend paid per share of Stock on such date, and (ii) the number of PRSUs which have not been settled as of such date, by (b) the Fair Market Value per share of Stock on such date.  Any resulting fractional Dividend Equivalent Unit shall be rounded to the nearest whole number.  Any such additional Dividend Equivalent Units shall be added to the Number of PRSUs specified in the Grant Notice and shall be subject to the same terms and conditions, and shall be settled or forfeited in the same manner and at the same time, as the PRSUs with respect to which they have been credited.

4.Vesting; Forfeiture.

4.1Vesting of PRSUs.  Provided that the Participant remains in Service through the applicable date specified in this Section 4.1 and continues to retain the Qualifying Shares (as tracked by Participant’s brokerage firm without regard to transactions involving any other Shares that the Participant may otherwise own or receive (including via post-January 28, 2017  purchase or vesting of other Company equity awards during his Service)), any PRSUs achieved pursuant to the Award shall become vested upon the earliest date to occur of the following (the “Vesting Date”):

(a)the Scheduled Vesting Date (as provided in the Grant Notice);

(b)the Participant’s death;

(c)termination of the Participant’s Service due to Disability;

(d)termination as provided in Section 3.2(c); and

(e)immediately before any Change in Control.

Such PRSUs, when so vested, are referred to herein as “Vested PRSUs”.

4.2Leaves of Absence.

(a)If Participant takes an approved medical, FMLA (or other statutorily protected leave), or military leave, while an employee of the Company (each, an “Approved Leave”) and returns from such leave for at least thirty calendar days, then Participant shall be treated as if the period of such Approved Leave had been a period of continuous Service with the Company or Affiliate, and such Vested PRSUs shall be settled in accordance with Section 5.

(b)In the event the Participant takes a leave of absence as an employee other than an Approved Leave, the number of Vested PRSUs, as determined under Section 3.2, shall be prorated by multiplying the Vested PRSUs by a fraction the numerator of which is the number of whole months during the Performance Period that Participant had been in continuous Service with the Company or Affiliate, and the denominator of which is the number of months the Performance Period spans, rounding up to the nearest whole number.

(c)In the event of Participant’s termination of Service as an employee during any leave of absence, then the PRSUs shall expire in accordance with the provisions set forth in Section 4.4 below.

4.3Vesting of Dividend Equivalent Units.  Any Dividend Equivalent Units shall become vested (and also constitute “Vested PRSUs”) at the same time as the PRSUs with respect to which they have been credited.

4.4Forfeiture of PRSUs That Are Not Vested PRSUs Upon Termination of Service.  Except as otherwise provided in Section 4.1, any PRSUs that are not Vested PRSUs will terminate automatically without any further action by the Company and be forfeited without further notice and at no cost to the Company upon Participant’s termination of Service.

5.Settlement of Vested PRSUs.

5.1Distribution of Shares in Settlement of Vested PRSUs.

Subject to the terms and conditions of the Plan and this Agreement, any shares of Stock that are determined to be payable pursuant to Section 3.2 shall be distributed to Participant (or Participant’s estate in the event of death) with respect to Participant’s Vested

PRSUs within thirty days following the Vesting Date for such PRSUs, except as otherwise provided in Section 6.3 or Section 9.1 (the “Settlement Date”).

(a)All distributions of shares of Stock with respect to Participant’s Vested PRSUs shall be made by the Company in the form of whole shares.  In lieu of any fractional share of Stock, the Company shall make a cash payment to Participant equal to the Fair Market Value of such fractional share on the date the PRSUs are settled as provided herein.  The Company shall not be required to issue fractional shares of Stock upon the settlement of Vested PRSUs.

(b)Shares of Stock issued in settlement of Vested PRSUs shall not be subject to any restriction on transfer other than any such restriction as may be required pursuant to Section 5.3 or the Company’s Insider Trading Policy.

5.2Certificate Registration.  The Participant hereby authorizes the Company, in its sole discretion, to deposit any or all shares of Stock acquired by the Participant pursuant to the settlement of Vested PRSUs with the Company’s transfer agent, including any successor transfer agent, to be held in book entry form, or to deposit such shares for the benefit of the Participant with any broker with which the Participant has an account relationship of which the Company has notice.  Except as provided by the foregoing, a certificate for the shares of Stock acquired by the Participant shall be registered in the name of the Participant, or, if applicable, in the name of the Participant’s estate.

5.3Restrictions on Grant of the Award and Issuance of Shares.  The grant of the Award and issuance of shares of Stock upon settlement of Vested PRSUs shall be subject to compliance with all applicable requirements of federal, state or foreign law with respect to such securities.  No shares of Stock may be issued hereunder if the issuance of such shares would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed.  The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance of any shares of Stock subject to the Award shall relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority shall not have been obtained.  As a condition to the settlement of Vested PRSUs, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

6.Tax Withholding.

6.1In General.  By electronically accepting the Award (as provided in the Grant Notice), the Participant hereby authorizes withholding from payroll and any other amounts payable to the Participant, including withholding of shares of Stock otherwise issuable to the Participant in settlement of Vested PRSUs, and otherwise agrees to make adequate provision for, any sums required to satisfy the federal, state, local and foreign tax (including any social insurance) withholding obligations of the Participating Company, if any, which arise in connection with the Award, the vesting of PRSUs or the issuance of shares of Stock in settlement of Vested PRSUs.  The Company shall have no obligation to deliver shares of Stock until the tax withholding obligations of the Participating Company have been satisfied by the Participant.

6.2Withholding in Shares.  The Company shall have the right, but not the obligation, to require the Participant to satisfy all or any portion of a Participating Company’s tax withholding obligations by deducting from the shares of Stock otherwise deliverable to the Participant in settlement of Vested PRSUs a number of whole shares of Stock having a Fair Market Value, as determined by the Company as of the date on which the tax withholding obligations arise, not in excess of the amount of such tax withholding obligations determined by the applicable minimum statutory withholding rates (and subsequently making a payment of Company cash equal to the amount of any such tax obligation to the respective tax authorities).

6.3Assignment of Sale Proceeds.  Subject to compliance with applicable law and the Company’s Insider Trading Policy, if permitted by the Company, the Participant may satisfy the Participating Company’s tax withholding obligations in accordance with procedures established by the Company providing for delivery by the Participant to the Company or a broker approved by the Company of properly executed instructions, in a form approved by the Company, providing for the assignment to the Company of the proceeds of a sale with respect to some or all of the shares of Stock being acquired upon settlement of Vested PRSUs.  If the Settlement Date would occur on a date on which a sale of the shares of Stock by the Participant would violate the Insider Trading Policy of the Company, the Settlement Date for such Vested PRSUs shall be deferred until the earlier of (a) the next day on which the sale of shares by the Participant would not violate the Insider Trading Policy, or (b) the 15th day of the third calendar month following calendar year of the Settlement Date.

7.Rights as a Stockholder, Director, Employee or Consultant.

The Participant shall have no rights as a stockholder with respect to any shares of Stock which may be issued in settlement of Vested PRSUs until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company).  No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date the shares of Stock are issued, except as provided in Section 3.4 of this Agreement and Section 4.4 of the Plan (Adjustments for Changes in Capital Structure).  If the Participant is an Employee, the Participant understands and acknowledges that, except as otherwise provided in a separate, written employment agreement between a Participating Company and the Participant, the Participant’s employment is “at will” and is for no specified term.  Nothing in this Agreement shall confer upon the Participant any right to continue in the Service of a Participating Company or interfere in any way with any right of the Participating Company Group to terminate the Participant’s Service at any time.

8.Legends.

The Company may at any time place legends referencing any applicable federal, state or foreign securities law restrictions on all certificates representing shares of Stock issued pursuant to this Agreement.  The Participant shall, at the request of the Company, promptly present to the Company any and all certificates representing shares of Stock acquired pursuant to this Award in the possession of the Participant in order to carry out the provisions of this Section.

9.Compliance with Section 409A.

It is intended that the settlement of Vested PRSUs as set forth in this Agreement qualify for exemption from, or comply with, the requirements of Section 409A, and any ambiguities herein will be interpreted to so qualify or comply.  Notwithstanding the foregoing, if it is determined that the PRSUs fail to satisfy the requirements of the “short-term deferral” exemption and are otherwise Section 409A Deferred Compensation, it is intended that any payment or benefit which is made or provided pursuant to or in connection with this Award shall comply in all respects with the applicable requirements of Section 409A (including applicable regulations or other administrative guidance thereunder, as determined by the Committee in good faith) to avoid the unfavorable tax consequences provided therein for non‑compliance.  In connection with effecting such compliance with Section 409A, the following shall apply:

9.1Separation from Service; Required Delay in Payment to Specified Employee.  Notwithstanding anything set forth herein to the contrary, no amount payable pursuant to this Agreement on account of the Participant’s termination of Service which constitutes a “deferral of compensation” within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Code (the “Section 409A Regulations”) shall be paid unless and until the Participant has incurred a “separation from service” within the meaning of the Section 409A Regulations.  Furthermore, to the extent that the Participant is a “specified employee” within the meaning of the Section 409A Regulations as of the date of the Participant’s separation from service, no amount that constitutes a deferral of compensation which is payable on account of the Participant’s separation from service shall be paid to the Participant before the date (the “Delayed Payment Date”) which is first day of the seventh month after the date of the Participant’s separation from service or, if earlier, the date of the Participant’s death following such separation from service.  All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

9.2Other Changes in Time of Payment.  Neither the Participant nor the Company shall take any action to accelerate or delay the payment of any benefits under this Agreement in any manner which would not be in compliance with the Section 409A Regulations.

9.3Amendments to Comply with Section 409A; Indemnification.  Notwithstanding any other provision of this Agreement to the contrary, the Company is authorized to amend this Agreement, to void or amend any election made by the Participant under this Agreement and/or to delay the payment of any monies and/or provision of any benefits in such manner as may be determined by the Company, in its discretion, to be necessary or appropriate to comply with the Section 409A Regulations without prior notice to or consent of the Participant.  The Participant hereby releases and holds harmless the Company, its directors, officers and stockholders from any and all claims that may arise from or relate to any tax liability, penalties, interest, costs, fees or other liability incurred by the Participant in connection with the Award, including as a result of the application of Section 409A.

9.4Advice of Independent Tax Advisor.  The Company has not obtained a tax ruling or other confirmation from the Internal Revenue Service with regard to the application of

Section 409A to the Award, and the Company does not represent or warrant that this Agreement will avoid adverse tax consequences to the Participant, including as a result of the application of Section 409A to the Award.  The Participant hereby acknowledges that he or she has been advised to seek the advice of his or her own independent tax advisor prior to entering into this Agreement and is not relying upon any representations of the Company or any of its agents as to the effect of or the advisability of entering into this Agreement.

10.Miscellaneous Provisions.

10.1Termination or Amendment.  The Committee may terminate or amend the Plan or this Agreement at any time; provided, however, that no such termination or amendment may have a materially adverse effect on the Participant’s rights under this Agreement without the consent of the Participant unless such termination or amendment is necessary to comply with applicable law or government regulation, including, but not limited to, Section 409A.  No amendment or addition to this Agreement shall be effective unless in writing.

10.2Nontransferability of the Award.  Prior to the issuance of shares of Stock on the applicable Settlement Date, neither this Award nor any PRSUs subject to this Award shall be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution.  All rights with respect to the Award shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s guardian or legal representative.

10.3Repayment/Forfeiture.  Any benefits the Participant may receive hereunder shall be subject to repayment or forfeiture as may be required to comply with (a) any applicable listing standards of a national securities exchange adopted in accordance with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations of the U.S. Securities and Exchange Commission adopted thereunder, (b) similar rules under the laws of any other jurisdiction, and (c) the Company’s Incentive Compensation Recoupment Policy or any policies adopted by the Company to implement such requirements, all to the extent determined by the Company in its discretion to be applicable to the Participant.

10.4Further Instruments.  The parties hereto agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

10.5Binding Effect.  This Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer set forth herein, be binding upon the Participant and the Participant’s heirs, executors, administrators, successors and assigns.

10.6Delivery of Documents and Notices.  Any document relating to participation in the Plan or any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given (except to the extent that this Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery, electronic delivery at the e-mail address, if any, provided for the Participant by a Participating Company, or upon deposit in the U.S. Post Office or foreign postal service, by registered or certified mail, or with a nationally recognized overnight courier service, with postage and fees prepaid, addressed to the other party at the address of such party set forth in the Grant Notice or at such other address as such party may designate in writing from time to time to the other party.

(a)Description of Electronic Delivery.  The Plan documents, which may include but do not necessarily include: the Plan, this Agreement, the Plan Prospectus, and any reports of the Company provided generally to the Company’s stockholders, may be delivered to the Participant electronically.  In addition, if permitted by the Company, the Participant may deliver electronically the Grant Notice to the Company or to such third party involved in administering the Plan as the Company may designate from time to time.  Such means of electronic delivery may include but do not necessarily include the delivery of a link to a Company intranet or the Internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other means of electronic delivery specified by the Company.

(b)Consent to Electronic Delivery.  The Participant acknowledges that the Participant has read Section 10.6(a) of this Agreement and consents to the electronic delivery of the Plan documents and, if permitted by the Company, the delivery of the Grant Notice, as described in Section 10.6(a).  The Participant acknowledges that he or she may receive from the Company a paper copy of any documents delivered electronically at no cost to the Participant by contacting the Company by telephone or in writing.  The Participant further acknowledges that the Participant will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails.  Similarly, the Participant understands that the Participant must provide the Company or any designated third party administrator with a paper copy of any documents if the attempted electronic delivery of such documents fails.  The Participant may revoke his or her consent to the electronic delivery of documents described in Section 10.6(a) or may change the electronic mail address to which such documents are to be delivered (if Participant has provided an electronic mail address) at any time by notifying the Company of such revoked consent or revised e-mail address by telephone, postal service or electronic mail.  Finally, the Participant understands that he or she is not required to consent to electronic delivery of documents described in Section 10.6(a), but has nevertheless knowingly and voluntarily chosen to do so by electronically accepting the Award (as provided in the Grant Notice).

10.7Integrated Agreement.  This Agreement and the Plan shall constitute the entire understanding and agreement of the Participant and the Participating Company Group with respect to the subject matter contained herein or therein and supersede any prior agreements, understandings, restrictions, representations, or warranties among the Participant and the Participating Company Group with respect to such subject matter.  To the extent contemplated herein or therein, the provisions of this Agreement and the Plan shall survive any settlement of Vested PRSUs and shall remain in full force and effect.

10.8Applicable Law.  This Agreement shall be governed by the laws of the State of Delaware as such laws are applied to agreements between Delaware residents entered into and to be performed entirely within the State of Delaware.

10.9Terms and Conditions Subject to Change in the Event the Participant Transfers Outside of the United States.  Should the Participant transfer his or her residence and/or employment with the Company to another country, the Company, in its sole discretion, shall determine whether application of certain additional and/or supplemental terms and conditions is necessary or advisable in order to comply with respective laws, rules and regulations or to facilitate the operation and administration of the Award and the Plan.  In all circumstances, the Company will provide the Participant with its ordinary-course terms and conditions for such country(ies) in the form of an amendment and/or addendum, which shall thereafter be part of this Agreement.

October 25, 2016

Patrick Miles

P.O. Box 1412

Rancho Santa Fe, CA  92067

Dear Pat,

This letter is intended to be an addendum (this “Addendum”) to your letter agreement dated September 11, 2016 (the “Agreement”).

As set forth in the Agreement, in the event your employment and board membership terminate during the three year term of the Agreement, other than a voluntary resignation or a termination as the result of your breach of the Agreement, or if your tenure as a board member ends after the three year term of the Agreement, other than as a result of your breach of the Agreement, you will be offered the opportunity to serve as a consultant for NuVasive for a period up to September 11, 2021, and to continue to vest in any equity awards you have been granted by NuVasive, including the Share Purchase Matching Performance Restricted Stock Units referred in the Agreement.  The purpose of this Addendum is to clarify the compensation rate for such service by you as a consultant for NuVasive.

To the extent you serve as a consultant for NuVasive in accordance with the terms and conditions of the Agreement, NuVasive agrees that you will be compensated as a consultant at the same rate as if you continued to serve as a member of the Board, with such compensation payable in cash based on the then current value of (i) the standard annual fees payable for Board service (without regard to additional amounts payable for service as a Committee Chair or Lead Director) and (ii) the standard annual long-term equity awards payable for Board service.  Other terms and conditions governing your consulting arrangement will be subject to negotiation and execution of a consulting agreement that is reasonably satisfactory to you and NuVasive.

By executing this Addendum, both parties acknowledge and agree that the Agreement, as modified by this Addendum, remains in full force and effect and enforceable against both parties.  This Addendum shall be governed by the laws of the State of Delaware, without regard for choice of law provisions.  Any disputes concerning this Addendum shall be brought in the courts of the State of Delaware or of the United States of America for the District of Delaware.  By the execution of this Addendum you and NuVasive both accept, generally and unconditionally, the jurisdiction of these courts.

Regards,

NuVasive, Inc.

/s/ Gregory T. Lucier

Gregory T. Lucier

Chairman & Chief Executive Officer

Acknowledged & Agreed:

/s/ Patrick Miles

Patrick Miles

7475 Lusk Boulevard, San Diego, CA 92121  Main 858.909.1800  Toll Free 800.455.1476 Fax 858.909.2000   WWW.NUVASIVE.COM